Exhibit  (a)(1)(E)

CONTACT:	Paul D. Baker Comverse Technology, Inc. One Huntington Quadrangle Melville, New York 11747 (516) 677-7226

Comverse Technology Announces the Commencement of a Tender Offer for Its Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023; Unaudited Financial Results Expected to be Issued on or about March 19, 2007

NEW YORK, NY, March 2, 2007 — Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced that it is commencing a cash tender offer (the “Offer”) for all of its outstanding Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023 (CUSIP Nos. 205862AK1 and 205862AL9) (the “Old ZYPS”) and New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (CUSIP No. 205862AM7) (the “New ZYPS”, and collectively with the Old ZYPS, the “ZYPS”), upon the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal, each dated March 2, 2007.

The delisting of Comverse Technology’s Common Stock from The NASDAQ Global Market was a Designated Event under the Indentures governing the ZYPS, and in order to satisfy its obligations under the Indentures, Comverse Technology is offering to purchase all of its outstanding ZYPS at a purchase price of $1,000 in cash for each $1,000 principal amount of ZYPS tendered. The Offer is scheduled to expire at 5:00 p.m., New York City time, on March 30, 2007, unless extended by Comverse Technology. As of January 31, 2007, there was $419,647,000 aggregate principal amount of ZYPS outstanding.

Comverse Technology has retained The Bank of New York Trust Company, N.A. to serve as the Depositary and D.F. King & Co., Inc. as the Information Agent for the Offer. Questions regarding the Offer and requests for documents in connection with the Offer may be directed to D.F. King & Co., Inc. at (800) 829-6551 (toll free) or, for banks and brokers, (212) 269-5550 (call collect).

This announcement is not an offer to buy or the solicitation of an offer to sell any ZYPS. The Offer for the ZYPS will be made solely by, and subject to the terms and conditions set forth in, a Schedule TO (including the Offer to Purchase, related Letter of Transmittal and other Offer documents) that is being filed by Comverse Technology today with the Securities and Exchange Commission. The Schedule TO will contain important information and should be read carefully before any decision is made with respect to the Offer. The Offer to Purchase, Letter of Transmittal and other Offer documents are being delivered to holders of the ZYPS. Once the Schedule TO and other documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov.

In addition, Comverse Technology announced that it intends to issue a press release on or about March 19, 2007, which will announce its unaudited financial results for the fiscal year ended January 31, 2007.

Comverse Technology

March 2, 2007

As a result of Comverse Technology’s ongoing investigation of past stock option grants, including its evaluation of actual dates of measurement for certain grants which differ from the recorded grant dates, and of additional accounting issues, including errors in the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts and the misclassification of certain expenses in earlier periods as well as the possible misuse of accounting reserves and the understatement of backlog, Comverse Technology did not release earnings for fiscal 2005, ended January 31, 2006, or for any subsequent fiscal quarter. In addition, Comverse Technology previously announced that its prior financial statements and any related reports of its independent registered public accounting firm should no longer be relied upon.

About Comverse Technology, Inc.

Comverse Technology, Inc., through its Comverse, Inc. subsidiary, is the world’s leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company’s Total Communication portfolio includes value-added messaging, personalized data and content-based services, and real-time converged billing solutions. Over 450 communication and content service providers in more than 120 countries use Comverse products to generate revenues, strengthen customer loyalty and improve operational efficiency. Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service enabling signaling software for wireline, wireless and Internet communications.

For additional information, visit the Comverse website at www.comverse.com or the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

Note: This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the investigation of the Special Committee, appointed by the Board of Directors on March 14, 2006, of matters relating to the company’s stock option grant practices and other accounting matters, including errors in revenue recognition, errors in the recording of deferred tax accounts, expense misclassification, the possible misuse of accounting reserves and the understatement of backlog; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the company’s inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company’s common stock from NASDAQ and the quotation of the company’s common stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the right of holders of the company’s ZYPS to require the company to repurchase their ZYPS as a result of the delisting of

Comverse Technology

March 2, 2007

the company’s shares from NASDAQ at a repurchase price equal to 100% of the principal amount of ZYPS to be purchased; risks of litigation and of governmental investigations or proceedings arising out of or related to the company’s stock option grants or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; risks associated with integrating the businesses and employees of the Global Software Services division acquired from CSG Systems International, Netcentrex S.A. and Netonomy, Inc.; changes in the demand for the company’s products; changes in capital spending among the company’s current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company’s traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; risks associated with the company’s ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission. These risks and uncertainties discussed above, as well as others, are discussed in greater detail in the filings of the company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These documents are available through the company, or its website, www.cmvt.com, or through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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